EXHIBIT 5.1

September 22, 2016

Evolent Health, Inc.
1,125,000 Shares of Class A Common Stock
Exercise of Over-Allotment Option

Ladies and Gentlemen:

We have acted as counsel for Evolent Health, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Prospectus Supplement dated September 8, 2016, relating to the offer and sale of 1,125,000 shares of the Company’s Class A common stock, par value $0.01 per share (the “Shares”), of the Company, including the resale of (a) 779,145 currently outstanding Shares and (b) 345,855 Shares issued upon exchange of an equivalent number of the Class B common units of the Company’s operating subsidiary, Evolent Health LLC (“Evolent Health”) (together with an equivalent number of shares of the Class B common stock of the Company) (the “Exchange Shares”). The Shares were offered and sold by certain selling stockholders of the Company (the “Over-Allotment Selling Stockholders”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation: (a) the Amended and Restated Certificate of Incorporation of the Company; (b) the Amended and Restated By-laws of the Company; (c) the Certificate of Formation of Evolent Health; (d) the Third Amended and Restated Operating Agreement of Evolent Health; (e) resolutions adopted by the Board of Directors of the Company on May 22, 2015, July 27, 2016 and September 1, 2016 and resolutions adopted by the managing member of Evolent Health on September 1, 2016; (f) the Registration Statement on Form S‑3 (Registration No. 333-212709) filed with the Commission on July 28, 2016 with respect to the registration of the Shares under the Securities Act of 1933 (the “Securities Act”) (such Registration Statement being hereinafter referred to as the “Registration Statement”); (g) the related Prospectus dated August 12, 2016 (together with the documents incorporated therein by reference, the “Basic Prospectus”); (h) the Prospectus Supplement dated September 8, 2016, filed with the Commission pursuant to Rule 424(b) and Rule 430A of the General Rules and Regulations under the Securities Act (together with the Basic

Prospectus, the “Prospectus”); (i) the Underwriting Agreement dated September 8, 2016 (the “Underwriting Agreement”), among J.P. Morgan Securities LLC and Goldman, Sachs & Co., as representatives of the underwriters (the “Underwriters”), the Company, Evolent Health and the several selling stockholders listed in Schedule 2 to the Underwriting Agreement; (j) a specimen certificate representing the Shares; and (k) the Exchange Agreement dated June 4, 2015, by and among the Company, Evolent Health and certain holders of Class B common units of Evolent Health party thereto (the “Exchange Agreement”).

In rendering our opinion, we have assumed, without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We have relied, with respect to factual matters, on statements of public officials and officers and other representatives of the Company and Evolent Health and the representations and warranties of the Company, the Over-Allotment Selling Stockholders and the Underwriters contained in the Underwriting Agreement, and have assumed compliance by each such party with the terms of the Underwriting Agreement. We have also assumed compliance by each party thereto with the terms of the Exchange Agreement.

Based on the foregoing and in reliance thereon, we are of opinion that (a) the Shares (other than the Exchange Shares) have been duly and validly authorized by the Company and are validly issued, fully paid and nonassessable and (b) the Exchange Shares have been duly and validly authorized by the Company and, when issued in exchange for Class B common units of Evolent Health (together with an equivalent number of shares of the Class B common stock of the Company) and delivered to and paid for as contemplated in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on September 22, 2016, and to the incorporation by reference of this opinion into the Registration Statement. We also consent to the reference to our firm under the caption “Legal matters” in the Prospectus. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Evolent Health, Inc.
800 N. Glebe Road, Suite 500
Arlington, VA 22203

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